Exhibit 99.1
FOR IMMEDIATE RELEASE
July 27, 2009
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS SECOND QUARTER EARNINGS
     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported earnings of $1.1 million for the quarter ended June 30, 2009 and $2.8 million in earnings for the six months ended June 30, 2009.
     The June 30, 2009 quarterly earnings of $1.1 million, or $0.37 in earnings per basic and diluted share, compares to earnings of $1.5 million, or $0.51 in earnings per basic and diluted share for the second quarter of 2008. For the current quarter, the return on average assets (ROA) was 0.63% and return on average equity (ROE) was 7.61%.
     The June 30, 2009 six month earnings of $2.8 million, or $0.98 in earnings per basic and diluted share, compares to earnings of $3.1 million, or $1.10 in earnings per basic and $1.09 in earnings per diluted share for the six months ended June 30, 2008. For the current six month period, the return on average assets (ROA) was 0.82% and return on average equity (ROE) was 10.16%. At June 30, 2009, the Bancorp’s assets totaled $664.0 million, a decrease of $776 thousand or 0.1% for the six month period.
     “Our strategy in the current business cycle has been to maintain core earnings and a strong capital position while actively managing the stress the economic downturn has exerted on asset quality. As a result of our actions, core earnings are up and Peoples Bank remains well capitalized by regulatory standards,” said David A. Bochnowski, Chairman and Chief Executive Officer.
     According to Bochnowski, the decrease in the Bank’s overall earnings is directly tied to an unprecedented $710,000 increase in FDIC deposit insurance premiums. “Fortunately America’s banking system is strong enough to preserve the deposit insurance system, but we are doing so at a steep cost. We did not expect that our FDIC insurance premium would rise 2366.7% over the same period a year earlier,” said Bochnowski.
     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $5.7 million for the current quarter, compared to $5.6 million for the quarter ended June 30, 2008, an increase of $108 thousand or 1.9%. For the six months ended June 30, 2009, net interest income totaled $11.5 million, compared to $10.6 million for the six months ended June 30, 2008, an increase of $936 thousand, or 8.8%. As a result of the increase in net interest income, the Bancorp’s net interest margin on a tax adjusted basis was 3.86% and 3.89% for the three and six months ended June 30, 2009, respectively. The increase in net interest income continues to be positively impacted by an increase in commercial related loan balances, and a decrease in the cost of funds as a result of the Federal Reserve’s continued action in maintaining a low interest rate environment.
     Noninterest expense related to operating activities totaled $5.0 million for the quarter ended June 30, 2009, compared to $4.1 million for the quarter ended June 30, 2008, an increase of $805 thousand, or 19.4%. For the six months ended June 30, 2009, noninterest expense totaled $9.5 million, compared to $8.2 million for the six months ended June 30, 2008, an increase of $1.3 million, or 15.7%. The increase in noninterest expense for the current quarter and six month period was a result of increased compensation and occupancy costs related to the opening of the Gary Banking Center in October 2008 and the Valparaiso Banking Center in June 2009. Also affecting the increase in noninterest expense was the payment of additional FDIC insurance premiums, resulting from an industry wide special assessment as of June 30, 2009 and an increase in the quarterly insurance premiums. For the six months ended June 30, 2009, the Bancorp’s FDIC deposit insurance premiums totaled $740 thousand, compared to $30 thousand for the six months ended June 30, 2008, an increase of $710 thousand or 2366.7%.
     Bochnowski noted that the growth in expenses related to the new Gary and Valparaiso banking centers were consistent with projections and that activity at both locations had exceeded expectations. Bochnowski also stated that noninterest income from banking operations demonstrated strong growth during the current six month period.
     Noninterest income from banking activities for the quarter ended June 30, 2009 totaled $1.5 million, compared to $1.2 million for the quarter ended June 30, 2008, an increase of $314 thousand, or 26.6%. Contributing to the increase in noninterest income for the second quarter of 2009 were $299 thousand in gains from the sale of fixed rate mortgage loans and $204 thousand in gains from the sale of available-for-sale securities. For the six months ended June 30, 2009, noninterest income totaled $3.1 million, compared to $2.4 million for the six months ended June 30, 2008, an increase of $729 thousand, or 30.6%. For the first six months of 2009, $46.8 million in fixed rate mortgage loans were sold resulting in $865 thousand in gains, while gains from the sale of available-for-sale securities totaled $344 thousand.
     At June 30, 2009, deposits totaled $530.0 million, an increase of $1.8 million, compared to December 31, 2008. During the first six months of 2009, non-interest bearing checking and savings account balances increased by $6.7 million, while certificates of deposit increased by $7.3 million. During the current period, interest bearing checking and money market accounts decreased by $12.2 million, as a result of planned withdrawals by local governmental units and municipalities. At June 30, 2009, core deposits totaled $291.6 million, while certificates of deposit totaled $238.4 million. Core deposits include checking, savings, and money market accounts. Core deposits represented 55.0% of the Bancorp’s total deposits at the end of June. At June 30, 2009, borrowings totaled $75.2 million, an increase of $410 thousand for the current six months.
     During the six months ended June 30, 2009, $114.3 million in new loans were originated, compared to $123.4 million for the six months ended June 30, 2008. During the current six months, mortgage loan originations totaled $42.1 million, compared to $23.6 million for the same period in 2008. The increase in mortgage loan originations was a result of consumers taking advantage of the low rate environment to refinance their home loans. During the first six months of 2009, the

Bancorp’s commercial loan originations totaled $65.8 million, compared to $90.3 million for six months ended June 30, 2008. The decrease in commercial loan originations is a result of the current economic downturn. The Bancorp’s lending portfolio totaled $460.9 million at June 30, 2009, a decrease of $28.6 million. Bochnowski noted that to avoid long-term interest rate risk, the Bank adopted a policy of selling all conforming fixed rate mortgage loan originations into the secondary market. During the current six months, the Bancorp’s management sold $36.2 million in newly originated fixed rate mortgage loans and $10.6 million in seasoned fixed rate mortgage loans into the secondary market. During the current six months, $6.8 million in growth occurred in construction & development loans and commercial business loans.
     According to Bochnowski, “Loan volume did not follow through during the second quarter from the increases in originations reported during the first three months of 2009. However, our loan inquiries indicate the potential for higher volumes in the coming quarter,” he said.
     Bochnowski added, “The Bank has taken prudent action to establish reserves for loan losses consistent with the impact of the economic downturn on our loan portfolio. Management will continue to closely monitor credit quality and will continue to take the appropriate action as conditions may warrant.”
     The Bancorp’s ratio of non-performing loans to total assets increased to 3.61% at June 30, 2009, compared to 1.87% at December 31, 2008. The Bancorp’s current level of non-performing loans is concentrated with four commercial real estate participation loans totaling $16.7 million or 69.6% of total non-performing loans. Based on current information provided by the lead lenders, three of the commercial real estate participation loans have collateral deficiencies, for which management has established $2.6 million in specific reserves within the allowance for loan losses. For the fourth commercial real estate participation loan, current information provided by the lead lender indicates that there is a collateral sufficiency. As a result of management’s assessment of current credit quality within its loan portfolio, provisions to the allowance for loan losses totaled $1.8 million for the first six months of 2009, while $950 thousand in provisions were recorded during the first six months of 2008. For the six months ended June 30, 2009, net loan charge-offs totaled $953 thousand, compared to $77 thousand for the first six months of 2008. At June 30, 2009, the allowance for loan losses totaled $6.7 million and is considered adequate by management. The allowance for loan losses as a percentage of totals loans was 1.45% at June 30, 2009, compared to 1.19% at December 31, 2008. To the extent that actual cash flows, collateral values and strength of personal guarantees differ from current estimates used to establish the allowance for loan losses, additional provisions to the allowance for loan losses may be required.
     “The Bank remains optimistic that confidence will be restored in our economy with new opportunities for expansion and growth. Construction on our new St. John banking center will begin this fall with an opening planned for spring of next year,” Bochnowski noted.
     At June 30, 2009, shareholders’ equity stood at $53.7 million or 8.02% of total assets. The Bancorp’s total capital to risk-weighted assets was 11.4% at June 30, 2009. Under all regulatory capital requirements, the Bancorp is considered well capitalized. As previously reported during the first quarter of 2009, after a careful review of the Federal government’s Capital Purchase Program, Peoples Bank concluded that the Capital Purchase Program funds were not needed and Peoples Bank did not apply. The book value of the Bancorp’s stock stood at $18.93 at the end of the second quarter.

     The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, Schererville, and Valparaiso, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report
Key Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008
Return on equity	7.71%	10.36%	10.16%	11.19%
Return on assets	0.63%	0.89%	0.82%	0.96%
Basic earnings per share	$0.37	$0.51	$0.98	$1.10
Diluted earnings per share	$0.37	$0.51	$0.98	$1.09
Yield on loans	5.54%	6.05%	5.59%	6.14%
Yield on security investments	3.90%	4.62%	4.20%	4.64%
Total yield on earning assets	5.13%	5.77%	5.27%	5.84%
Cost of deposits	1.39%	2.02%	1.51%	2.28%
Cost of borrowings	2.68%	2.99%	2.63%	3.37%
Total cost of funds	1.53%	2.14%	1.64%	2.41%
Net interest margin — tax equivalent	3.86%	3.85%	3.89%	3.67%
Noninterest income / average assets	0.89%	0.73%	0.93%	0.74%
Noninterest expense / average assets	2.95%	2.55%	2.83%	2.56%
Net noninterest margin / average assets	-2.06%	-1.82%	-1.90%	-1.82%
Efficiency ratio	68.55%	60.98%	64.95%	63.38%
Effective tax rate	8.99%	21.25%	16.70%	18.54%
Dividend declared per common share	$0.32	$0.36	$0.68	$0.72

	June 30,
	2009	December 31,
	(Unaudited)	2008
Net worth / total assets	8.02%	7.94%
Book value per share	$18.93	$18.79
Non-performing loans to total assets	3.61%	1.87%
Non-performing loans to total loans	5.21%	2.54%
Allowance for loan loss to non-performing loans	27.89%	46.97%
Allowance for loan loss to loans outstanding	1.45%	1.19%
Foreclosed real estate to total assets	0.25%	0.08%
Consolidated Statements of Income
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008
Interest income:
Loans	$6,557	$7,369	$13,410	$14,795
Securities & short-term investments	1,517	1,404	3,105	2,807

Total interest income	8,074	8,773	16,515	17,602

Interest expense:
Deposits	1,885	2,604	4,051	5,890
Borrowings	461	549	947	1,131

Total interest expense	2,346	3,153	4,998	7,021

Net interest income	5,728	5,620	11,517	10,581
Provision for loan losses	1,115	820	1,815	950

Net interest income after provision for loan losses	4,613	4,800	9,702	9,631

Noninterest income:
Fees & service charges	671	707	1,310	1,403
Gain on sale of loans, net	299	31	865	70
Wealth management operations	205	208	402	417
Gain on sale of securities, net	204	30	344	146
Cash value increase from bank owned life insurance	104	102	208	205
Gain/(loss) on foreclosed real estate	6	—	(31)	19
Other income	7	104	11	120

Total noninterest income	1,496	1,182	3,109	2,380

Noninterest expense:
Compensation & benefits	2,245	2,153	4,610	4,334
Occupancy & equipment	750	719	1,533	1,415
Federal deposit insurance premiums	553	15	740	30
Data processing	215	216	430	428
Marketing	147	115	214	219
Other	1,042	929	1,973	1,788

Total noninterest expense	4,952	4,147	9,500	8,214

Income before income taxes	1,157	1,835	3,311	3,797
Income tax expenses	104	390	553	704

Net income	$1,053	$1,445	$2,758	$3,093

NorthWest Indiana Bancorp
Quarterly Financial Report
Balance Sheet Data
(Dollars in thousands)

	June 30,
	2009	December 31,	Change	Mix
	(Unaudited)	2008	%	%
Total assets	$663,956	$664,732	-0.1%
Cash & cash equivalents	18,732	11,296	65.8%
Securities — available for sale	126,459	108,207	16.9%
Securities — held to maturity	18,233	18,515	-1.5%

Loans receivable:
Construction and land development	60,444	54,975	9.9%	10.6%
1-4 first liens	165,393	196,708	-15.9%	40.9%
Multifamily	12,259	12,283	-0.2%	2.7%
Commercial real estate	129,740	130,256	-0.4%	26.0%
Commercial business	50,686	49,310	2.8%	10.4%
1-4 Junior Liens	3,996	4,913	-18.7%	1.1%
HELOC	20,905	21,231	-1.5%	4.2%
Lot loans	2,928	3,084	-5.1%	0.7%
Consumer	1,716	1,966	-12.7%	0.4%
Government and other	12,794	14,783	-13.5%	3.0%

Total loans	460,861	489,509	-5.9%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	46,221	43,367	6.6%	9.3%
Interest bearing checking	84,120	87,379	-3.7%	16.2%
Savings	56,351	52,459	7.4%	10.3%
MMDA	104,922	113,870	-7.9%	23.0%

Total core deposits	291,614	297,075	-1.8%	58.8%
Certificates of deposit	238,382	231,073	3.2%	41.2%

Total deposits	529,996	528,148	0.3%	100.0%

Borrowings	75,205	74,795	0.5%
Stockholder’s equity	53,274	52,773	0.9%
Asset Quality
(Dollars in thousands)

	June 30,
	2009	December 31,	Change
	(Unaudited)	2008	%
Nonaccruing loans	$21,974	$10,937	100.9%
Accruing loans delinquent more than 90 days	2,020	1,476	36.9%
Securities in non-accrual	2,740	—	100.0%
Foreclosed real estate	1,646	527	212.3%

Total nonperforming assets	28,380	12,940	119.3%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	2,889	1,683	71.7%
ALL general allowances for loan portfolio	3,803	4,147	-8.3%

Total ALL	6,692	5,830	14.8%
Capital Adequacy

	Actual	Required to be
	Ratio	well capitalized

Total capital to risk-weighted assets	11.4%	10.0%
Tier 1 capital to risk-weighted assets	10.1%	6.0%
Tier 1 capital to adjusted average assets	8.2%	5.0%